Exhibit 21.1
Subsidiaries of the Registrant
BROCADE COMMUNICATIONS SYSTEMS SKYPORT LLC (a Delaware limited liability company)
MCDATA CORPORATION (a Delaware corporation)
MCDATA SERVICES CORPORATION (a Minnesota corporation)
STRATEGIC BUSINESS SYSTEMS, INC. (a Delaware corporation)
BROCADE COMMUNICATIONS LUXEMBOURG HOLDINGS SARL (a Luxembourg company)
BROCADE COMMUNICATIONS LUXEMBOURG HOLDINGS II SARL (a Luxembourg company)
BROCADE COMMUNICATIONS LUXEMBOURG SARL (a Luxembourg company)
BROCADE COMMUNICATIONS SWITZERLAND SARL (a Swiss company)
BROCADE COMMUNICATIONS SERVICES SWITZERLAND SARL (a Swiss company)
BROCADE SWITZERLAND HOLDINGS GmbH (a Swiss company)
Brocade has an additional 48 international subsidiaries and 4 domestic subsidiaries, which have been omitted pursuant to Item 601(b)(21)(ii) of Regulation S-K.